Exhibit 10.12
Energy Vault Holdings, Inc.
Compensation Program for Non-Executive Directors
(as amended and restated, effective July 30, 2025)
Non-employee members of the Board of Directors (“Board”) of Energy Vault Holdings, Inc. (the “Company”) shall receive cash and equity compensation as set forth in this Non-Executive Director Compensation Program (this “Program”). The cash and equity compensation described in this Program shall be paid or be made, as applicable, automatically and without further action of the Board, to each Non-Employee Director (“Director”) who is entitled to receive such cash or equity compensation, unless such Director declines the receipt of such cash or equity compensation by written notice to the Company.
I.Cash Compensation
A.Cash Retainer. Each Director will receive an annual cash retainer for their service on the Board equal to $75,000 (the “Cash Retainer”).
1.The Cash Retainer shall be paid quarterly in arrears not later than the fifteenth (15th) day following the end of each fiscal quarter for the first, second and third fiscal quarters. The Cash Retainer for the fourth fiscal quarter shall be paid not later than the fifteenth (15th) day of the last month prior to the end of the fourth fiscal quarter. For the avoidance of doubt, Cash Retainers will be paid not later than the fifteenth (15th) day of April, July, October and December unless that day is not a business day, in such case the Cash Retainer will be paid on the next succeeding business day.
2.In the event a Director does not serve as a Director for an entire calendar quarter, the Cash Retainer paid to such Director shall be prorated for the portion of such calendar quarter actually served as a Director.
B.Expense Reimbursements. Upon submission of appropriate documentation, Directors will be reimbursed for reasonable expenses, including hotel accommodations and airline tickets with a maximum fare of first class, that are incurred in connection with attendance at meetings of the Board and its committees.
II.Equity Compensation
A.General. Each Director shall be granted Restricted Stock Units (as defined in the Company’s 2022 Equity Incentive Plan or any other applicable Company equity incentive plan then-maintained by the Company (in each case, as it may be amended and/or restated from time to time) (“Equity Plan”) (each, an “RSU Award”) as set forth in this Program. The Restricted Stock Units shall be granted under and subject to the terms and provisions of the Equity Plan and an award agreement thereunder.
B.Amounts. Each RSU Award shall be granted in the following amounts:

Initial RSU Award: Committee Chairs	A number of Restricted Stock Units (rounded down to the nearest whole number) equal to $215,000 divided by the Reference Price.[1]
Initial RSU Award: Non-Employee Directors other than Committee Chairs	A number of Restricted Stock Units (rounded down to the nearest whole number) equal to $200,000 divided by the Reference Price.
Subsequent RSU Award: Committee Chairs	A number of Restricted Stock Units (rounded down to the nearest whole number) equal to $115,000 divided by the Reference Price.
Subsequent RSU Award: Non-Employee Directors other than Committee Chairs	A number of Restricted Stock Units (rounded down to the nearest whole number) equal to $100,000 divided by the Reference Price.

C.Initial RSU Awards. Each Director who is initially elected or appointed to the Board shall receive the Initial RSU Award as soon as practicable following his or her election or appointment to the Board. No Director shall be granted more than one Initial RSU Award.
D.Subsequent RSU Awards.
1.Grant. A Director who (i) has been serving as a Director on the Board as of the date of any regular annual meeting of the Company’s stockholders (“Annual Meeting”) and (ii) will continue to serve as a Director immediately following such meeting, shall be automatically granted a Subsequent RSU Award on the date of such Annual Meeting. For the avoidance of doubt, a Director elected for the first time to the Board at an Annual Meeting but not otherwise previously appointed shall only receive an Initial RSU Award in connection with such election and shall not receive any Subsequent RSU Award on the date of such meeting as well.
2.Partial Years of Service. To the extent a Director has served on the Board for less than one year as of the date of an Annual Meeting, the Subsequent RSU Award will be prorated by multiplying the applicable number of Restricted Stock Units by a fraction, the numerator of which is the number of calendar days during the immediately preceding year that the Director served on the Board and the denominator of which is 365.
E.Termination of Employment of Employee Directors. Members of the Board who are employees of the Company or any parent or subsidiary of the Company who subsequently terminate their employment with the Company and any parent or subsidiary of the Company and remain on the Board will not receive an Initial
1 “Reference Price” shall mean the price calculated in accordance with the Company’s equity grant procedures.

RSU Award, but to the extent that they are otherwise entitled, will receive, after termination of employment with the Company and any parent or subsidiary of the Company, a Subsequent RSU Award.
F.Vesting of RSUs Granted to Directors.
1.Initial RSU Awards. Each Initial RSU Award shall vest in substantially equal installments on each of the first three (3) anniversaries of the effective date of grant, such that the Initial RSU Award shall be fully vested on the third (3rd) anniversary of the effective date of grant, subject to the Director’s continued service on the Board through each such vesting date; provided, that, any portion of the Initial RSU Award that would otherwise vest as to a fractional amount will not vest until the fractional portions become a whole.
2.Subsequent RSU Awards. Each Subsequent RSU Award shall vest in a single installment on the earlier of (i) the date of the next Annual Meeting occurring after the date of grant or (ii) the first anniversary of the date of grant, subject to the Director’s continued service on the Board through such vesting date.
3.Forfeiture of RSU Awards; Change in Control Vesting. Unless the Administrator (as defined in the Equity Plan) otherwise determines, any portion of an RSU Award which is unvested at the time of a Director’s termination of service on the Board as a Director shall be immediately forfeited upon such termination of service and shall not thereafter become vested. All of a Director’s outstanding RSU Awards shall vest in full immediately prior to the occurrence of a Change in Control (as defined in the Equity Plan), subject to the Director’s continued service on the Board through the occurrence of the Change in Control.
4.Settlement. Each RSU will be settled by issuing one share of the Company’s common stock upon vesting unless a deferral program is implemented.
G.Miscellaneous
1.Effective Date. This Program amends and restates the Company’s Compensation Program for Directors that was effective as of the original effective date in connection with the closing of the business combination between Energy Vault, Inc. and the Company (f/k/a Novus Capital Corporation II).
2.Stock Ownership. Directors are expected to have an equity ownership interest equal to four times the annual cash retainer for Board service. Directors are expected to comply with this guideline within five years of becoming subject to the guideline.
3.Other Terms. This Program shall remain in effect until it is revised or rescinded by further action of the Board. This Program may be amended, modified or terminated by the Board at any time in its sole discretion. The terms and conditions of this Program shall supersede any prior cash and/or equity compensation arrangements for service as a member of the Board between the Company and any of its Directors, except for equity compensation previously granted to a Director.
* * * * *